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Exhibit 99

FOR IMMEDIATE RELEASE


            EAT, PLAY, TOUCH: UWINK HOLLYWOOD TO OPEN EARLY MAY 2008

  UNIQUE INTERACTIVE RESTAURANT CONCEPT COMBINING SOCIAL GAMING WITH DELICIOUS
                  EATS TO OPEN AT HOLLYWOOD & HIGHLAND CENTER


HOLLYWOOD, CALIF., - March 5, 2008 - uWink, an interactive dining experience serving up classic American comfort foods with a modern twist, announced today that it has begun construction on and expects to open uWink Hollywood in early May 2008 at the famous Hollywood & Highland Center in Hollywood, California. The groundbreaking concept was founded by restaurant and technology visionary Nolan Bushnell (former CEO and founder of both Atari & Chuck E. Cheese). At uWink, guests order all of their food and drink via touch screen terminals at each table and can use those terminals to play games and other digital content while they wait for their food to be delivered. Open for lunch, dinner, and late night seven days a week, Executive Chef Greg Schroeppel has created a menu to satisfy all tastes, featuring American favorites like burgers and pizzas and more sophisticated fare, like tender braised short ribs and seared salmon. An extensive wine list, microbrew beer on tap and tasty signature cocktails add to the experience, making uWink an ideal destination for a delicious family meal, or a fun night out on the town.

Located in the 7,200 square foot space formerly occupied by Wolfgang Puck's Brasserie Vert, the welcoming design of uWink will feature warm earth tones. Equipped with state-of-the-art equipment throughout the restaurant, each table will have its own touch screen terminal where customers can check-in, order food and drink, play games, and opt to self-check-out. The restaurant will feature large wall projections which will exhibit revolving dynamic imagery that allows the restaurant to change its vibe at a moment's notice. The projections will also be used for restaurant-wide group gaming, such as Speed Unscramble or Trivia Live.

Brent Bushnell, Chief Technology Officer and Nolan Bushnell's son, drives uWink's technology and game development which includes a beefed-up version of Pong (which the elder Bushnell invented) that can be played by up to six people. Word games, memory games, trivia games, and even the classic Truth or Dare game are designed to encourage friendly competition, laughter, conversation, and an interactive dining experience at uWink. The restaurant will prepare customized content for private parties, offer a multi-lingual menu, and will hold special dating events and gaming contests to further promote community, camaraderie and fun.

And adding to the fun, of course, is delicious food and drink. Chef Schroeppel has worked at top Los Angeles restaurants SPAGO, Chinois on Main, and Granita, and most recently managed a boutique hospitality consulting company, Urban Gourmet Group, where he provided concept development, menu development and engineering, kitchen layout, vendor and product sourcing, tabletop design, and project management for several restaurant clients, including: The Counter (Santa Monica), Hannah's Bistro (Las Vegas), Crustacean (Las Vegas). His menu features American classics expertly made with the freshest ingredients including natural all-beef hamburgers topped with crispy onions and bacon or wild mushrooms, classic mac and cheese, and "crispy sushi rolls". By ordering through the interactive touch screen terminals, guests can view a photo of the dish, see the ingredient list and customize their orders - hate tomatoes? allergic to onions? no problem! Everything on the menu is customizable. With separate vegetarian and "under 12" menus and a list of daily specials, Schroeppel's menu is adaptable to any palate. And with specialty cocktails like the temptingly titled "Catalina Sunset", the post-work "Absolut-ly Stressed", and the favorite "Bacardi Razberri Mojito", a night of playing games with friends has never been more enjoyable.


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About Hollywood & Highland:

The Hollywood & Highland Center has 387,000 square feet of national and local fashion and luxury retailers, some of Hollywood's hottest clubs and restaurants and the 3,400-seat Kodak Theatre. The center features over 60 top retailers, nine of L.A.'s finest restaurants, Grauman's Chinese 6 Theatres, two popular nightclubs and Lucky Strike Lanes, a high tech and trendy bowling alley/nightclub. The center's renowned Kodak Theatre is the venue for the worldwide live broadcast of THE ACADEMY AWARDS(R) CEREMONIES as well as other notable awards shows, such as THE BET AWARDS, THE ESPYS, THE AMERICAN IDOL FINALS and THE AFI LIFETIME ACHIEVEMENT AWARDS. Throughout the year, live performances at the theatre include musicals, ballets, concerts, plays and original programming.

Since acquiring the center in 2004, CIM Group has added premier retailers such as Virgin Megastore's west coast flagship in 20,000 square feet, BCBG Max Azria, Lucky Brand Jeans, Fossil and American Eagle Outfitters to its collection of top retailers.

About uWink:

uWink develops digital media entertainment and hospitality software and an interactive restaurant concept that allows customers to order food, drinks, games and other digital media at the table through proprietary touch screen terminals. uWink is led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari and Chuck E. Cheese (NYSE: CEC). For more information: www.uwink.com.

                                      # # #

Media Contact:

Alissa Tappan
VP, Marketing and Public Relations
uWink
Cell - 415-235-9532
alissa@uwink.com

Amanda White/Jamie Haley
JS(2) Communications
323-866-0880
awhite@js2comm.com
jhaley@js2comm.com